Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended
September 30, 2016


Sub-Item 77I:	  Terms of new or amended securities


      Effective September 30, 2016, Artisan High
Income Fund offered Institutional Shares to institutional and other investors. The new class was initially offered pursuant to a prospectus dated September 30, 2016 for the Institutional Shares of Artisan High Income Fund.
The amendment to the amended and restated articles of incorporation for Artisan Partners Funds, Inc. relating to the Institutional Shares of Artisan High Income Fund was filed as exhibit (a)(8) to post-effective amendment no. 98 to the registration statement of Artisan Partners
Fund, Inc., Securities Act file number 33-88316, filed on July 15, 2016.